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                          BEN & JERRY'S HOMEMADE, INC.
                EXHIBIT 11- COMPUTATION OF NET EARNINGS PER SHARE
               (In thousands except per share amounts)

                                                             Thirteen weeks ended
                                                         March 25,               March 27,
                                                             2000                    1999
                                                          -------                --------
Numerator:
       Net income                                          $1,334                  $1,197
Denominator:
       Denominator for basic earnings per share-
           weighted-average shares                          6,929                   7,110

       Dilutive stock options                                 356                     442

       Denominator for diluted earnings per share-
           adjusted weighted-average shares and
           assumed conversions                              7,285                   7,552

       Net income per common share
           Basic                                            $0.19                   $0.17
           Diluted                                          $0.18                   $0.16

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